FOR IMMEDIATE RELEASE
July 23, 2014
WashingtonFirst Bankshares Inc. Reports Record Quarterly Earnings and Declares Stock Dividend
RESTON, VA - Today WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reports unaudited consolidated net income to common shareholders for the three months ended June 30, 2014 of $2.4 million ($0.29 per diluted common share) compared to $1.5 million ($0.18 per diluted common share) for the three months ended June 30, 2013. For the six months ended June 30, 2014, net income available to common shareholders was $3.9 million ($0.48 per diluted common share) compared to $2.9 million ($0.36 per common share) for the six months ended June 30, 2013. Per-share amounts have been adjusted to give retroactive effect to all stock dividends, including the five percent (5%) stock dividend declared on July 21, 2014, as further described below.
Management attributed the increase in earnings to sustained organic growth and the completion of the Millennium Transaction in the first quarter of 2014. Shaza Andersen, President & CEO of the Company, said "I am thrilled to announce the strongest quarter in the history of the Bank with record quarterly earnings and a five percent stock dividend. The Millennium Transaction proved to be immediately accretive to earnings as anticipated. Additionally, we successfully reduced non-performing assets by $10.3 million, bringing our ratio of non-performing assets to total assets to 0.86 percent. I am also pleased to announce $53.5 million net organic growth in our loan portfolio during the second quarter of 2014 - a result stemming from the strategic expansion of our lending team."

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Performance Ratios:
Return on average assets	0.78%	0.59%	0.67%	0.58%
Return on average shareholders' equity	8.63%	5.90%	7.30%	5.80%
Return on average common equity	10.05%	6.90%	8.50%	6.78%
Yield on average interest-earning assets	4.51%	4.45%	4.39%	4.53%
Rate on average interest-earning liabilities	0.82%	0.89%	0.81%	0.88%
Net interest spread	3.69%	3.56%	3.58%	3.65%
Net interest margin	3.93%	3.81%	3.81%	3.90%
Efficiency ratio	64.24%	66.95%	68.21%	66.99%
Per Share Data:
Basic earnings per common share (1)	$0.30	$0.19	$0.49	$0.37
Fully diluted earnings per common share (1)	$0.29	$0.18	$0.48	$0.36
Weighted average basic shares outstanding (1)	8,096,932	8,015,345	8,071,391	7,967,661
Weighted average diluted shares outstanding (1)	8,294,037	8,073,335	8,196,770	8,031,413
(1) Retroactively adjusted to reflect the effect of all stock dividends, including the 5% stock dividend declared on July 21, 2014.
Stock Dividend
On July 21, 2014, the Board of Directors declared a five percent (5%) stock dividend on the Company's outstanding shares of common stock and Series A non-voting common stock. The dividend shares will be distributed on or about September 2, 2014 to stockholders of record at the close of business on August 12, 2014. The Company will pay cash in lieu of fractional shares.

Balance Sheet and Capital
As of June 30, 2014, total assets were $1.4 billion, compared to $1.1 billion as of December 31, 2013. Total loans, net of allowance, increased $113.0 million (13.6 percent) from December 31, 2013 to June 30, 2014. Regarding the $113.0 million increase, approximately $51.3 million was due to the Millennium Transaction, with the remaining $61.7 million resulting from organic loan production. Total deposits increased $245.0 million (25.8 percent) from December 31, 2013 to June 30, 2014. The increase of $245.0 million was both net organic growth of $123.4 million and the Millennium Transaction of $121.6 million. Tier 1 capital increased $1.1 million to $113.9 million as of June 30, 2014, compared to $112.8 million as of December 31, 2013, primarily due to stock option exercises and retained earnings, however, it was partially offset by the goodwill recorded in the Millennium Transaction.

	June 30, 2014	December 31, 2013
Capital Ratios:
Total risk-based capital ratio	12.33%	14.05%
Tier 1 risk-based capital ratio	11.26%	12.80%
Tier 1 leverage ratio	9.12%	10.53%
Tangible common equity to tangible assets	6.41%	7.64%
Per Share Capital Data:
Book value per common share (1)	$11.81	$11.22
Tangible book value per common share (1)	$10.95	$10.73
Common shares outstanding (1)	8,092,598	8,005,684
(1) Retroactively adjusted to reflect the effect of all stock dividends, including the 5% stock dividend declared on July 21, 2014.
Asset Quality
Non-performing assets totaled $12.0 million as of June 30, 2014, compared to $22.3 million as of December 31, 2013. The $10.3 million decrease in non-performing assets is attributable to management's efforts to resolve non-performing loans and disposal of OREO properties. Net charge-offs were $0.3 million (0.14 percent) and $1.5 million (0.34 percent) of average loans for the three and six months ended June 30, 2014, respectively, compared to $1.2 million (0.63 percent) and $2.4 million (0.63 percent) of average loans for the three and six months ended June 30, 2013.

	June 30, 2014	December 31, 2013
	(dollars in thousands)
Non-accrual loans	$9,219	$15,087
Trouble debt restructurings still accruing	1,850	5,715
Other real estate owned	889	1,463
Total non-performing assets	$11,958	$22,265

Allowance for loan losses to total loans	0.88%	1.02%
Non-GAAP adjusted allowance for loan losses to total loans	1.92%	1.81%
Allowance for loan losses to non-accrual loans	90.38%	56.57%
Allowance for loan losses to non-performing assets	69.68%	38.33%
Non-performing assets to total assets	0.86%	1.97%
The Company’s allowance for loan losses was 0.88 percent of total gross loans as of June 30, 2014, compared to 1.02 percent as of December 31, 2013. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction, the Company recorded the acquired loans at fair market value which consists of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the Non-GAAP adjusted allowance for loan losses to Non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.92 percent as of June 30, 2014 compared to 1.81 percent as of December 31, 2013.

About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.4 billion bank headquartered in Reston, VA. With 16 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers. In the first quarter of 2014, the Bank acquired certain assets and assumed the deposits and certain liabilities of Millennium Bank in an FDIC-assisted transaction (the “Millennium Transaction”). For further information on the Millennium Transaction, see WashingtonFirst's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 13, 2014.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company’s goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the acquisitions made by the Company. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s web site, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 29, 2014 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2014	December 31, 2013
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,207	$3,569
Federal funds sold	198,347	99,364
Interest bearing balances	20,000	6,231
Cash and cash equivalents	221,554	109,164
Investment securities, available-for-sale, at fair value	175,999	145,367
Other equity securities	3,737	3,530
Loans held for sale, at lower of cost or fair value	2,203	—
Loans held for investment:
Loans held for investment, at amortized cost	950,878	838,120
Allowance for loan losses	(8,332)	(8,534)
Total loans held for investment, net of allowance	942,546	829,586
Premises and equipment, net	5,901	5,395
Intangibles	6,980	3,943
Deferred tax asset, net	9,622	10,548
Accrued interest receivable	3,675	3,466
Other real estate owned	889	1,463
Bank-owned life insurance	12,951	10,283
Other assets	3,655	4,814
Total Assets	$1,389,712	$1,127,559
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$370,088	$231,270
Interest bearing deposits	823,821	717,633
Total deposits	1,193,909	948,903
Other borrowings	13,338	10,157
FHLB advances	53,236	43,478
Long-term borrowings	9,940	9,854
Accrued interest payable	518	524
Other liabilities	5,377	7,039
Total Liabilities	1,276,318	1,019,955
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 17,796 shares issued and outstanding, 1% dividend	89	89
Additional paid-in capital - preferred	17,707	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 6,633,240 and 6,552,136 shares issued and outstanding, respectively	67	66
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,096,359 and 1,096,359 shares issued and outstanding, respectively	10	10
Additional paid-in capital - common	86,386	85,636
Accumulated earnings	8,939	5,605
Accumulated other comprehensive income/(loss) related to available-for-sale securities	196	(1,509)
Total Shareholders’ Equity	113,394	107,604
Total Liabilities and Shareholders' Equity	$1,389,712	$1,127,559

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$12,993	$10,895	$24,194	$21,943
Interest and dividends on investments:
Taxable	729	402	1,395	906
Tax-exempt	39	38	86	76
Dividends on other equity securities	42	36	70	54
Interest on Federal funds sold and other short-term investments	89	72	160	161
Total interest and dividend income	13,892	11,443	25,905	23,140
Interest expense:
Interest on deposits	1,381	1,287	2,603	2,446
Interest on borrowings	394	345	776	718
Total interest expense	1,775	1,632	3,379	3,164
Net interest income	12,117	9,811	22,526	19,976
Provision for loan losses	760	975	1,305	2,075
Net interest income after provision for loan losses	11,357	8,836	21,221	17,901
Non-interest income:
Service charges on deposit accounts	126	119	232	250
Earnings on bank-owned life insurance	85	53	168	99
Gain on sale of other real estate owned, net	5	137	69	227
Gain on sale of loans, net	56	—	73	—
Gain/(loss) on sale of available-for-sale investment securities, net	1	—	144	(20)
Other operating income	131	138	282	236
Total non-interest income	404	447	968	792
Non-interest expense:
Compensation and employee benefits	4,529	3,412	8,597	6,655
Premises and equipment	1,417	1,412	2,925	2,769
Data processing	685	723	1,400	1,663
Professional fees	314	253	735	663
Other operating expenses	1,099	1,068	2,369	2,163
Total non-interest expense	8,044	6,868	16,026	13,913
Income before provision for income taxes	3,717	2,415	6,163	4,780
Provision for income taxes	1,287	865	2,125	1,777
Net income	2,430	1,550	4,038	3,003
Preferred stock dividends and accretion	(45)	(45)	(89)	(89)
Net income available to common shareholders	$2,385	$1,505	$3,949	$2,914

Earnings per common share:
Basic earnings per common share (1)	$0.30	$0.19	$0.49	$0.37
Fully diluted earnings per common share (1)	$0.29	$0.18	$0.48	$0.36
(1) Retroactively adjusted to reflect the effect of all stock dividends, including the 5% stock dividend declared on July 21, 2014.

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